PRESS RELEASE SOURCE: WPCS International Incorporated

WPCS Signs Letter of Intent to Acquire Majority Interest in China Based Taian AGS and Announces Equity Transaction

EXTON, PA - (PR Newswire - First Call) - February 1, 2007) WPCS International Incorporated (NASDAQ: WPCS), a leader in design-build engineering services for specialty communication systems and wireless infrastructure, has announced that it has signed a letter of intent to acquire 60% ownership of Taian AGS Pipeline Construction Company Ltd. (TAGS) for $1.6 million in cash and stock. Founded in 1997, TAGS is a communications infrastructure engineering company serving the China market. TAGS is certified by the People’s Republic of China as both a Construction Enterprise of Reform Development company and a Technically Advanced Construction Enterprise company for the Province of Shandong, which are two of the highest certifications achievable for engineering and construction based businesses in China. TAGS is also licensed in 17 other provinces and has completed projects for a diverse customer base of businesses and government institutions in over 30 cities in China. The company has 80 employees.

Historically profitable, TAGS is projected to achieve approximately $2 million in revenue and $500,000 in earnings before interest and taxes for the fiscal year ended December 31, 2006. Through eleven months ended November 30, 2006, TAGS reported unaudited revenue of approximately $1.8 million and earnings before interest and taxes of $440,000 with a gross margin of 41% and a net tangible asset value of $3.3 million. The transaction is expected to conclude within the next sixty days and is subject to the completion of due diligence and the execution of definitive agreements. In addition to announcing the letter of intent, WPCS has announced that it has raised approximately $10.1 million in equity from the sale of approximately 1.1 million shares of common stock priced at $9.10 per share with no warrants. Net proceeds to the company were approximately $9.3 million. This capital will be used to extinguish debt and to conclude additional acquisitions over the next few months. Punk, Ziegel & Company acted as lead placement agent.

Andrew Hidalgo, Chairman & CEO for WPCS, commented, “The acquisition of the majority interest in TAGS will be a milestone for WPCS and fulfills a strategic initiative to expand to the China market. The WPCS management team has been focused on determining how our company can participate in the opportunity abundant China market place. With the TAGS acquisition, WPCS is now poised to pursue engineering opportunities throughout China without the risk of a start-up or the protracted time it would take to establish a reputation through certifications granted by the People’s Republic of China. With the intense growth anticipated in China and through the outstanding management team and engineering staff at TAGS, we look forward to building an even larger presence in the country. In regards to the equity raise, we have enhanced our financial strength to conclude additional accretive acquisitions, which will prepare us for a strong FY2008 from a revenue, profitability and EPS perspective. Currently, we are evaluating a number of acquisition candidates. WPCS is positioning itself as a true global leader in design-build engineering services for specialty communication systems and wireless infrastructure. We are focused on achieving our current fiscal year objectives and planning for continued success in the coming fiscal year.”

About WPCS International Incorporated:

WPCS provides design-build engineering services for specialty communication systems and wireless infrastructure including site design, product integration and project management. The company has an extensive customer base that includes corporations, government entities and educational institutions. For more information, please visit www.wpcs.com

Statements about the company's expectations, including revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

Contact:
Carol Lindley / WPCS International Incorporated
610-903-0400 x100
ir@wpcs.com